Exhibit 3.1

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

ACHARI VENTURES HOLDINGS CORP. I

(Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware)

February 8, 2021

The undersigned, being the Chief Executive Office of Achari Ventures Holdings Corp. I, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) , does hereby certify as follows:

FIRST:The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on January 25, 2021 under the name Achari Ventures Holdings Corp. I.

SECOND:The Board of Directors of the Corporation adopted the resolution set forth below proposing the amendment and restatement to the Certificate of Incorporation (the “Restatement”):

“RESOLVED, that the Certificate of Incorporation of the Corporation be, and hereby is,  amended and restated in its entirety in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware as set forth on Exhibit B attached hereto and made a part hereof.”

FOURTH:The Restatement was duly adopted in according with Section 242 and Section 245 of the General Corporation Law of the State of Delaware, by the Board of Directors of the Corporation.

FIFTH:The Restatement was duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware, by the holders of the issued and outstanding stoke of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned authorized person of the Corporation has executed this First Amended and Restated Certificate of Incorporation as of the date first written above.

By: /s/ Vikas Desai_________

Name: Vikas Desai

Title: Chief Executive Officer

Exhibit A

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

ACHARI VENTURES HOLDINGS CORP. I

ARTICLE I
NAME

The name of the corporation is Achari Ventures Holdings Corp. I (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B Wilmington, DE 19805, New Castle County. The Name of the registered agent at such address upon whom process against the company may be served is Vcorp Services, LLC.

ARTICLE III
pURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
CAPITALIZATION

Section 4.01   Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 101,000,000 shares, consisting of (a) 100,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.02   Preferred Stock. The board of directors of the Corporation (the “Board”) is expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock. With respect to each such series of Preferred Stock, the Board is expressly authorized to establish the number of shares of Preferred Stock constituting such series in each such series and to fix the voting rights, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of Preferred Stock and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL. The Board is expressly vested with the authority, to the full extent provided by the DGCL, to adopt any such resolution or resolutions.

Section 4.03   Common Stock.

(a)	Voting.

(i)Except as otherwise required by law or this First Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) (the “Certificate of Incorporation”), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote.

(iii)Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(b)

Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)

Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders.

Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or series, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
DIRECTORS

Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the by-laws of the Corporation (the “By-laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-laws had not been adopted.

Election. Unless and except to the extent that the By-laws shall so require, the election of directors need not be by written ballot.

ARTICLE VI
BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter, change, add or repeal the By-laws or adopt new By-laws without any action on the part of the stockholders; provided, however, that any By-laws adopted or amended by the Board, and any powers thereby conferred, may be amended, altered, changed, added or repealed by the stockholders.

ARTICLE VII
LIMITED LIABILITY; INDEMNIFICATION

Limitation of Director Liability. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this 0 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Indemnification. The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board. Any amendment, repeal, or modification of this 0 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII
INSOLVENCY; SALE, LEASE OR EXCHANGE OF ASSETS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, add or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL. All rights, preferences, privileges, and powers of any kind conferred upon a director of stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE X
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

As permitted by Section 203(b)(1) of Title 8 of the DGCL, the Corporation elects not to be governed by Section 203 of Title 7 of the DGCL.

ARTICLE XI
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or the By-laws or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.